Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-273040 and 333-285654 on Form S-8 of our report dated March 17, 2026, relating to the financial statements of Corporación Inmobiliaria Vesta, S.A.B. de C.V. and the effectiveness of internal control over financial reporting of Corporación Inmobiliaria Vesta, S.A.B. de C.V. appearing in this Annual Report on Form 20-F for the year ended December 31, 2025.

Galaz, Yamazaki, Ruiz Urquiza, S. C.
Affiliate of a Member of Deloitte Touche Tohmatsu Limited

/s/ Galaz, Yamazaki, Ruiz Urquiza, S.C.

Mexico City, Mexico
March 17, 2026